Exhibit (3)(a)(3)

                      ARTICLES OF AMENDMENT

                              TO THE

                     ARTICLES OF INCORPORATION

                                OF

                    DIXIE NATIONAL CORPORATION

         Pursuant to the provisions of Section 79-3-121 of the Mississippi Code of 1972, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:   The name of this corporation is Dixie National Corporation.

     SECOND: The following amendment of the Articles of Incorporation was adopted by the shareholders of the corporation on the 4th day of April, 1986, in the manner prescribed by the Mississippi Business Corporation Act:

     Article IV is amended to read as follows: The aggregate number of shares which the corporation shall have authority to issue is Ten Million (10,000,000) of a par value of One Dollar ($1.00) each.

     THIRD: The number of shares of the corporation outstanding at the time of such adoption was Three Million Four Hundred Forty-Three Thousand Six Hundred Forty-Seven (3,443,647); and the number of shares entitled to vote thereon was Three Million Four Hundred Forty-Three Thousand Six Hundred Forty-Seven (3,443,647).

     FOURTH:The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

                                                       1

              CLASS                   NUMBER OF SHARES
              -----                   ----------------
                           N/A

     FIFTH: The number of shares voted for such amendment was Two Million Four Hundred Thirty-Five Thousand Two Hundred Four (2,435,204); and the number of shares voted against such amendment was Thirty Thousand Four Hundred Fifty-Six (30,456).

     SIXTH: The number of shares of each class entitled to vote thereon as a class voted for and against such amendment, respectively, was:

             CLASS                  NUMBER OF SHARES VOTED
             -----                  ----------------------
                                    FOR            AGAINST
                                    ---            -------
                         N/A

     SEVENTH: The manner, if not set forth in such amendment, in which any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected, is as follows: N/A

                                                        2

     EIGHTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital (expressed in dollars) as changed by such amendment, are as follows: N/A

                      DATED  this  the  23rd day of May, 1986.


                            DIXIE NATIONAL CORPORATION


                            BY:  /s/Robert B. Neal
                                    President




                            BY:  /s/Jerry M. Greer
                                    Secretary







         STATE OF MISSISSIPPI

         COUNTY OF HINDS

                                                        3

     I, Reggie K. Hunter, Sr., a notary public, do hereby certify that on this the 23rd day of May, 1986, personally appeared before me Robert B. Neal, who being by me first duly sworn, declared that he is the President of Dixie National Corporation, that he executed the foregoing document as President of the Corporation, and that the statements therein contained are true.



                                           /s/R.K. Hunter, Sr.
                                              Notary Public

         My Commission Expires:
            March 26, 1988